Issuer Free Writing Prospectus

 Filed Pursuant to Rule 433

 Registration Statement No. 333-269606

 Dated February 13, 2023

 (To Preliminary Prospectus dated February 6, 2023)

Free Writing Prospectus

MAIA Biotechnology, Inc.

This free writing prospectus relates to the proposed public offering of shares of common stock, par value $0.0001 of MAIA Biotechnology, Inc. (the “Company”), which are being registered on a Registration Statement on Form S-1, as amended (No. 333-269606) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prospectus dated February 6, 2023 included in that Registration Statement, which can be accessed through the following link:

https://www.sec.gov/ix?doc=/Archives/edgar/data/1878313/000156459023001518/maia-s1.htm

We have filed the Registration Statement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about our Company and this offering. You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity, Prospectus Department, 17 State Street, 41st Floor, New York, New York 10004, telephone: (877) 436-3673 or e-mail: prospectus@think-equity.com.

[Company Logo] TELOMERE TARGETING IMMUNOTHERAPIES FOR CANCER NYSE AMERICAN: MAIA February 2023

FREE WRITING PROSPECTUS [Company Logo] This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not contain all of the information that you should consider before investing. We have filed a registration statement (including a prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact Think Equity, Prospectus Department, 17 State Street, 41st Floor, New York, New York 10004, telephone: (877) 436-3673 or e-mail: prospectus@think-equity.com. This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective.2

FORWARD-LOOKING STATEMENTS Company Logo All statements in this presentation, other than those relating to historical facts, are "forward-looking statements." These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans, and strategies; statements that contain projections of results of operations or of financial condition; statements relating to the industry and government policies and regulations relating to our industry; and all statements (other than statements of historical facts) that address activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate. Important factors that could cause actual results, developments, and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things: the overall global economic environment; general market, political, and economic conditions in the countries in which we operate: projected capital expenditures and liquidity; changes in our strategy; government regulations and approvals; the application of certain service license;  and litigation and regulatory proceedings. The Company has filed a registration statement on Form S-1, as may be amended (Registration No.: 333-269606). Before you invest, you should carefully read the registration statement, including the factors described in the “RISK FACTORS” section of the Registration Statement and other documents that we have filed, and will subsequently file, with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business and industry and for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the Commission's website at www.sec.gov. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors” section of the Registration Statement. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this presentation, they may not be predictive of results or developments in future periods. This presentation shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any of our securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offering of securities can only be made in compliance with applicable securities laws. You should read carefully the factors described in the “Risk Factors" section of the Registration Statement to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from those anticipated by the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus. These forward-looking statements speak only as of the date of this presentation, and we assume no obligation to update or revise these forward-looking statements for any reason.3

INVESTMENT OVERVIEW Company Logo Telomere-Targeting Agents: THIO in clinic Advancing pipeline Efficacy Safety FDA: 2 Orphan Drug Designations REGN: Supply Agreement Phase 2 THIO-101 trial in NSCLC underway Enrolling in AUS and EU On track to open sites in US in 2023 Upcoming Milestones: Safety, ORR, DoR Phase 2 THIO-102 basket trial in 2023 4

ROBUST PIPELINE Company Logo PRECLINICAL PHASE 1 PHASE 2 PHASE 3 COLLABORATION & RIGHTS THIO Telomere targeting agent THIO-101 NSCLC    THIO Libtayo Ph 2 Enrolling July 2022 THIO-102 CRC, HCC, SCLC, ST  THIO CPI  Ph 2 Planning THIO-103 Confirmatory/Definitive Approval Ph 2/3 Planning 2nd Generation Telomere targeting agents MAIA-2021-20  Multiple Indications MAIA-2022-12  Multiple Indications Clinical supply agreement with Worldwide rights owned by MAIA REGENERON Worldwide rights owned by MAIA Worldwide rights owned by MAIA Developed in-house fully-owned by MAIA 5

SCIENCE OVERVIEW Company Logo THIO (6-thio-dG) Telomere Targeting Agent Small molecule Eligible for NCE marketing exclusivity Dual MoA: telomere targeting + immunogenic CR with No Recurrence in vivo in Lung, Colorectal, Liver, Melanoma, Brain Cancer (GBM, DIPG, MB), etc Two FDA Orphan Drug Designations: HCC and SCLC    Logo Next Generation Telomere Targeting Candidates Similar MoA Structures: evolution of THIO; other new structures Objective: advance one agent every 6-12 months 6

MISSION AND APPROACH Company Logo 7

Company Logo Cancer is the most dominant age-related disease Population aged >80 expected to triple by 2050 142 million 2020 426 million 2050 At age 90: 40% will be diagnosed 20% will die of it 8

Company Logo THIO is the only direct telomere targeting agent currently in clinical development 9

THIO - CHECKPOINT INHIBITORS Company Logo THIO Company Logo Nucleus Cell Telomere Chromosome Tumor cell Death PD-L1 Anti-PD-L1 Anti-PD-1 PD-1 T cell CPIs THIO has a dual MoA: 1 Telomere targeting 2 Immunogenic effect 3 Checkpoint Inhibitors THIO GGGGTT CCCCAA CCCCAA LIBTAYO KEYTRUDA TECENTRIQ OPDIVO IMFINZI (cemiplimab) (pembrolizumab) (atezolizumab) (nivolumab) (durvalumab) REGENERON MERCK Genentech Bristol Myers Squibb AstraZeneca A Member of the Roche Group Partnership for NSCLC 10

REGENERON AGREEMENT Company Logo Company Logo & REGENERON MAIA Biotechnology, Inc. Announces Clinical Supply Agreement with Regeneron for Phase 1/2 Clinicl Trail Evaluating THIO in Sequential Administration with Libtayo® (cemiplimab) in Advanced Non-Small Cell Lung Cancer 11

Company Logo THIO: CLINICAL DEVELOPMENT STRATEGY 12

CLINICAL DEVELOPMENT OVERVIEW Company Logo THIO-101 Ph 2 trial THIO + LIBTAYO® Go-to-Market NSCLC REGN supply agreement Enrolling at multiple sites in AUS and EU (2022) File US IND and commence enrolling in US in 2023 Select optimal dose and expand File for accelerated approval (2025) THIO-102 Ph 2 trial THIO + CPIs Go-to-Market CRC, HCC, SCLC, ST Select most efficacious combination with 3 CPIs 9+ possible market entry indications US, EU, Asia (2023) File for accelerated approval (2026) THIO-103 Ph 2/3 trial of THIO+CPIs Confirmatory approvals for the accelerated approvals Market Expansion 9+ tumor types First approvals in additional tumor types / global markets 13

THIO-101 TRIAL (ONGOING) Company Logo A Multicenter, Open-Label, Dose-Finding Phase 2 Trial Evaluating the Safety and Efficacy of THIO Administered in Sequence with LIBTAYO® (cemiplimab) Part A: Safety Part B: Efficacy / Safety / Dose Selection Part C*: Every 3 Weeks NSCL C 2L+ THIO 360mg Immune Activation cemiplima b RANDOMIZE THIO 60mg (N=19) THIO 180mg (N=19) THIO 360mg (N=19) ORR , DCR N ≤ 41 per Arm Expand best dose arm to N = 100-120 ORR, DoR Primary Endpoints Safety, ORR Secondary Endpoints DCR (CR, PR or SD); DoR; PFS; OS Exploratory Endpoints PK and PD (activity of THIO in circulating tumor cells measured by specific biomarkers) ClinicalTrials.gov:  https://clinicaltrials.gov/ct2/show/NCT05208944?term=05208944&draw=2&rank=1 *Would require FDA agreement 14

THIO-101 TRIAL milestones Company Logo Catalyst Timing Current SoC (Chemo) Safety Q1 2023 72-79% Grd 3-4 Preliminary Efficacy (ORR) 2023 11-23% DoR, PFS 2024 4-4.5m OS 2025 8.1-10.5m Line Chart Tumor Volume (mm3) 1000 900 800 700 600 500 400 300 200 100 0 Control anti-PD-L1 THIO THIO anti-PD-L1 No cancer immune memory due to THIO Rechallenge with 5x more LLC cells with no additional treatment No recurrence 20% PR 60% CR 0 10 20 30 40 50 60 70 80 90 Days After Tumor Inoculation Mender et al, Cancer Cell, 2020; Tecentriq (atezolizumab; Roche/Genentech) tested first; repeated later with Keytruda (pembrolizumab; Merck) and Libtayo (cemiplimab; Regeneron) 15

BIOMARKER – TIFs Company Logo (Telomere dysfunction Induced Foci) Confocal microscopy image of LLC cell nucleus after treatment with THIO Quantification of TIFs induced in LLC cell by 3 µM of THIO DAPI γH2AX Tel C 10.0 µM Bar Chart Number of TIFS per cell TIFS 10 5 0 -5 ctrl 24hrs 48hrs 72hrs TIFs induction reached max after ~ 48h Formation of TIFs indicated on-target MOA of THIO 16

THIO-102 Trial (Planned) Company Logo A Multicenter, Open-label, Phase 2 Trial Evaluating the Safety and Efficacy of THIO Administered in Sequence with Anti-PD-1 or Anti-PD-L1 in Patients with Telomerase (+) Tumors Part A/B: Safety/Efficacy Signal Part C: Pivotal Phase 2 Baskets Umbrella Arms Cohort 1 SCLC First Line THIO1 Cohort 2 CRC THIO1 Cohort 3 HCC THIO1 Cohort 4 Telomerase (+) Solid Tumors THIO1 EP + TECENTRIQ (atezolizumab) TECENTRIQ (atezolizumab) CPI (TBD) KEYTRUDA (pembrolizumab) TECENTRIQ (atezolizumab) CPI (TBD) KEYTRUDA (pembrolizumab) TECENTRIQ (atezolizumab) CPI(TBD) KEYTRUDA (pembrolizumab) Cohort 1 SCLC THIO (d1-3) + EP (d5) + TECENTRIQ (d5) q3w N=100 Cohorts 2-4 To be determined based on Part A emerging data THIO (d1-3) + CPI (d5) q3w N=TBD 17

THIO-102 TRIAL-COLORECTAL Company Logo Catalyst Timing Current SoC (Chemo) Safety ORR DoR, PFS OS 2024 2024 2025 2026 50-60% Grd ≥ 3 1-1.6% 1.9-2.0m 6.4-7.2m 700 600 500 400 300 200 100 0 0 10 20 30 40 50 60 70 80 90 100 100% CR Control Anti-PD-L1 THIO THIO anti-PD-L1 Tumor Volume (mm3) Days After Tumor Inoculation Rechallenge with 10x more MC38 CRC cells with no additional treatment No recurrence 100% CR immune memory due to THIO Control THIO Days After Tumor Inoculation Mender et al, Cancer Cell, 2020 18

THIO-102 TRIAL SCLC & HCC Company Logo Tumor Volume (mm3) 1250 1000 750 H2081 SCLC Control 6-thio-dG+pembro Pembrolizumab 500 250 0 0 5 10 15 20 25 30 Days after HCC33N tumor inoculation Tumor Volume(mm3) 1750 1500 1250 1000 750 500 250 0 Control 6-thio-dg(5mg/kg)  6-thio-dg+IR IR(10Gy)+anti_PDL1 IR+6-thio-dg+anti-PDL1 0 5 10 15 20 25 30 Days after tumor inoculation  Figure Legend THIO (6-thio-dG) is synergistic with anti-PD-1 agent pembrolizumab in Small Cell Lung Carcinoma (SCLC) in vivo in humanized murine cancer model. Treatment with THIO sequentially followed by pembrolizumab results in highly potent anticancer effect, as compared to the effects of pembrolizumab alone. THIO administration converts immunologically “cold non-responsive” SCLC tumor into “hot and responsive to pembrolizumab.” Figure Legend THIO (6-thio-dG) is highly synergistic and effective in combination with anti-PD-L1 agent atezolizumab and Ionizing Radiation (IR) in HCC53N cell-based model of Hepatocellular Carcinoma (HCC). Treatment with THIO in combination with IR and Atezolizumab results in a complete regression of aggressive HCC tumors. At the same time, the combination of IR and Atezolizumab is just partially efficacious. 19

EXCLUSIVITY AND INTELLECTUAL PROPERTY Company Logo Goal: New Chemical Entity (NCE) Marketing Exclusivity THIO has never been previously approved by the FDA for commercialization Robust exclusivity US: 7 years; EU, Japan, other markets: 10 years Robust and Growing Patent Portfolio for THIO 1 issued US patent 4 issued foreign patents 5 pending US patent applications 7 pending foreign patent applications Current patents/provisional applications broadly cover the following key areas:• Telomere targeting compounds (2034+) THIO’s immunogenic treatment strategy: sequential combination with CPIs (2041) 20

EXPERIENCED MANAGEMENT TEAM Company Logo Vlad Vitoc, MD, MBA Founder, Chairman, and Chief Executive 22+ years in Pharma/Biotech: Commercial, Medical, 12 compounds launched across 20+ tumor types Leadership roles at Bayer (Nexavar), Astellas (Tarceva, Xtandi), Cephalon (Treanda), Novartis (Zometa), and Incyte (Jakafi) Mihail Obrocea, MD Chief Medical Officer Hematologist/Oncologist executive 21+ years  of drug development experience: cell therapy, active immunotherapy and cancer vaccines, antibodies,  antibody drug conjugates (ADCs), small molecules ergei Gryaznov, PhD Chief Scientific Officer 25+ years as Scientist Expert Drug Discovery and Development, Oncology with 120+ publications Head of the J&J Oligonucleotide Center of Excellence Worldwide Expert of telomeres and telomerase in cancer, co-inventor of THIO Joe McGuire Chief Financial Officer 30+ years of financial expertise CFO for privately held and publicly traded companies in the healthcare and other industries NOVARTIS ASTELLAS PFIZER BAYER janassen pb Incyte Medilmmune Pharmacyclics JUNO Cephalon oncology geron PHARMACIA exicure 21

CAPITALIZATION TABLE & CASH BALANCE Capitalization Table (as of 12/31.2002) Company Logo Common stock 10,955,904 Option (WAEP: $2.55)16,545,628 Warrants (WAEP: $6 .04) 796,985 Fully Diluted Shares Outstandingn18,298,517 Cash Balance of $10.95 million (as of 12/31/2022)1 4,282,309 options held by directors and officers Note: Directors and officers, and their affiliates, own 44% of the 18,298,517 fully diluted shares outstanding 22

INVESTMENT OPPORTUNITY 23 Company Logo

SIGNIFICANT MARKET OPPORTUNITY Company Logo Developing agents for the top tumor types markets globally NSCLC #1 WW Mortality: 1.6M in 2021 Sales: $23B in 2021 CRC #2 WW Mortality: 943,000 in 2021 Sales: $8B in 2021 $34.0 B CPIs Market $34.0B 5 CPIs approved for NSCLC $12B of $23B total NSCLC drug sales in 2021 $12B of $34B total CPI sales in 2021 Keytruda®: $7.5B in NSCLC of $17.2B total Checkpoint Inhibitors Keytruda (pembrolizumab)Ò Opdivo (nivolumab) Tecentriq (atezolizumab) Imfinzi (durvalumab) libtayo (Cemiplimab) MARK Bristol Mayers  Squibb Genentech AstraZeneca REGENERON Partnership with Regeneron (Libtayo®) Profile similar to Keytruda® Libtayo® is entrant #5 in CPIs Needs superior efficacy to Keytruda® Sequential combination with THIO is key 24

COMPARABLE COMPANIES Company Logo MAIA BIOTECHNOLOGY MIRATI THERAPEUTICS Zentalis IOVANCE BIOTECHNOLOGY KURA ONCOLOGY Turning Point Therapeutics $50M $3.13B $1.40B $1.28B $0.94B $4.1B On June 3, 2022, Bristol Myers Squibb announced the acquisition of Turning Point Therapeutics in an all-cash transaction for $4.1B in equity value. Market Caps as of February 2, 2023 (source: S&P CapitalIQ) 25

MULTIPLE VALUE-DRIVING MILESTONES Company Logo Major inflection points Potential Accelerated Approval in US Filing for US approval FDA ODDs HCC & SCLC THIO-101 Initiated NSCLC Ph 2 (AUS, EU) THIO-101 Safety Data THIO-101 IND filing THIO-101 Prelim Efficacy ORR THIO-102 Ph 2 CRC, HCC, SCLC, ST THIO-101 DoR, PFS THIO-103 Ph 2/3 First Line THIO-101 OS 2022 2023 2024 2025 26

MAIA BIOTECHNOLOGY LISTED MAIA Company Logo NYSE: MAIA July 28, 2022 27